SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13GA*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                         Affiliated Managers Group, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    008252108
                                 (CUSIP Number)

                                December 31, 2001
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



                              (Page 1 of 12 Pages)

----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 008252108                 13GA              Page 2 of 12 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 43,162
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 43,162
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 43,162
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.2%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008252108                 13GA              Page 3 of 12 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Balsam, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 94,717
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 94,717
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 94,717
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008252108                 13GA              Page 4 of 12 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sequoia, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 79,129
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 79,129
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 79,129
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008252108                 13GA              Page 5 of 12 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Associates LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 217,008
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 217,008
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 217,008
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 1.0%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008252108                 13GA              Page 6 of 12 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Capital LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ____________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 981,892
OWNED BY       ____________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ____________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 981,892
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 981,892
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 4.4%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008252108                 13GA              Page 7 of 12 Pages

------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Stephen F. Mandel, Jr.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         _____________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,198,900
OWNED BY       _____________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      _____________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,198,900
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,198,900
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 5.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 008252108                 13GA              Page 8 of 12 Pages
Item 1(a).     Name of Issuer:

     The name of the issuer is Affiliated Managers Group, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 2 International Place, Boston, Massachusetts 02110.


Item 2(a).     Name of Person Filing:

     This statement is filed by:
            (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
            (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the shares of Common Stock directly owned by it;
            (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone
                  Sequoia"), with respect to the shares of Common Stock directly owned by it;
            (iv) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the shares of Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
            (v) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd., a Cayman Islands exempted company ("Lone Cypress"), with respect to the shares of Common Stock directly owned by Lone Cypress;
            (vi) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the shares of Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia and Lone Cypress.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

      The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

CUSIP No. 008252108                 13GA              Page 9 of 12 Pages

Item 2(c).     Citizenship:

      Lone Spruce, Lone Balsam and Lone Sequoia are limited partnerships organized under the laws of the State of Delaware. Lone Pine Associates LLC and Lone Pine Capital LLC are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     008252108


Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 008252108                 13GA             Page 10 of 12 Pages

Item 4.   Ownership.

         A. Lone Spruce, L.P.
            (a) Amount beneficially owned: 43,162
            (b) Percent of class: 0.2% The percentages used herein and in the rest of Item 4 are calculated based upon the 22,195,828 shares of Voting Common Stock issued and outstanding as of November 9, 2001 as reported in the Company's Form 10-Q for the period ending September 30, 2001.
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 43,162
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   43,162

         B. Lone Balsam, L.P.
            (a) Amount beneficially owned: 94,717
            (b) Percent of class: 0.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 94,717
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   94,717

         C. Lone Sequoia, L.P.
            (a) Amount beneficially owned: 79,129
            (b) Percent of class: 0.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 79,129
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   79,129

         D. Lone Pine Associates LLC
            (a) Amount beneficially owned: 217,008
            (b) Percent of class: 1.0%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 217,008
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   217,008

         C. Lone Pine Capital LLC
            (a) Amount beneficially owned: 981,892
            (b) Percent of class: 4.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 981,892
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   981,892

         D. Stephen F. Mandel, Jr.
            (a) Amount beneficially owned: 1,198,900
            (b) Percent of class: 5.4%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,198,900
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 1,198,900

CUSIP No. 008252108                 13GA             Page 11 of 12 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Mr. Mandel is the Managing Member of Lone Pine and in that capacity directs its operations. Lone Cypress, a client of Lone Pine Capital of which Mr. Mandel is the Managing Member, has the power to direct the receipt of dividends from or the proceeds of the sale of shares.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     See Item 2.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 008252108                 13GA             Page 12 of 12 Pages

                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February ___, 2002

                                             LONE SPRUCE, L.P.
                                             By: Lone Pine Associates LLC,
                                                 General Partner

                                             By: /s/ Stephen F. Mandel, Jr.
                                                 --------------------------
                                                 Stephen F. Mandel, Jr.
                                                 Managing Member


                                             LONE BALSAM, L.P.
                                             By: Lone Pine Associates LLC,
                                                 General Partner

                                             By: /s/ Stephen F. Mandel, Jr.
                                                 --------------------------
                                                 Stephen F. Mandel, Jr.
                                                 Managing Member


                                             LONE SEQUOIA, L.P.
                                             By: Lone Pine Associates LLC,
                                                 General Partner

                                             By: /s/ Stephen F. Mandel, Jr.
                                                 --------------------------
                                                 Stephen F. Mandel, Jr.
                                                 Managing Member


                                             LONE PINE ASSOCIATES LLC

                                             By: /s/ Stephen F. Mandel, Jr.
                                                 --------------------------
                                                 Stephen F. Mandel, Jr.
                                                 Managing Member


                                             LONE PINE CAPITAL LLC

                                             By: /s/ Stephen F. Mandel, Jr.
                                                 --------------------------
                                                 Stephen F. Mandel, Jr.
                                                 Managing Member


                                             STEPHEN F. MANDEL, JR.

                                             /s/ Stephen F. Mandel, Jr.
                                             --------------------------------